Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Second Quarter EPS of $0.91

•	Net earnings of $213.6 million, or $0.91 per diluted share, compared to net earnings of $218.5 million, or $0.95 per diluted share

•	Deliveries of 7,710 homes – up 15%

•	New orders of 8,898 homes – up 12%; new orders dollar value of $3.4 billion – up 17%

•	Backlog of 10,201 homes – up 13%; backlog dollar value of $4.0 billion – up 20%

•	Revenues of $3.3 billion – up 19%

•	Lennar Homebuilding operating earnings of $332.6 million, compared to $342.7 million

•	Gross margin on home sales of 21.5%, compared to 23.1%, improved sequentially 40 basis points from Q1 2017

•	S,G&A expenses as a % of revenues from home sales of 9.3%, consistent with Q2 2016, improved sequentially 100 basis points from Q1 2017

•	Operating margin on home sales of 12.1%, compared to 13.9%, improved sequentially 130 basis points from Q1 2017

•	Lennar Financial Services operating earnings of $43.7 million, compared to $44.1 million

•	Rialto operating earnings (net of noncontrolling interests) of $6.2 million, compared to an operating loss (net of noncontrolling interests) of $13.8 million

•	Lennar Multifamily operating earnings of $6.5 million, compared to $14.9 million

•	Lennar Homebuilding cash and cash equivalents of $748 million

•	Lennar issued $650 million of 4.50% senior notes due 2024 and retired its 12.25% senior notes due 2017

•	Lennar increased its credit facility to $2.0 billion

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 40.7%

(more)

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Miami, June 20, 2017 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its second quarter ended May 31, 2017. Second quarter net earnings attributable to Lennar in 2017 were $213.6 million, or $0.91 per diluted share, compared to second quarter net earnings attributable to Lennar in 2016 of $218.5 million, or $0.95 per diluted share.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "We are pleased to announce our second quarter results as we achieved net earnings of $213.6 million, or $0.91 per diluted share. These strong results were supported by an improved macroeconomic environment, renewed optimism, wage and job growth, and increased consumer confidence. We are now seeing, contrary to recent reports on housing starts and building permits, more of a reversion to normal in the housing market than the slow and steady recovery pace of the last several years.
Mr. Miller continued, "The overall market improvement was supported by our highest quarterly new orders in the last ten years of 8,898 homes, a 12% increase year over year. Home deliveries and revenues from home sales increased 15% and 18%, respectively, year over year, while our backlog dollar value increased 20% to $4.0 billion.
"Our core homebuilding business continued to produce solid operating results in the second quarter as our gross margin and operating margin from home sales were 21.5% and 12.1%, respectively. Even with 20 basis points of WCI transaction-related expenses, our SG&A as a percentage of revenues from home sales of 9.3% matched the lowest second quarter SG&A percentage in our history, primarily due to improved operating leverage and our continued focus on investing in new technologies.
"Complementing our homebuilding business, our Financial Services business reported strong earnings of $43.7 million in our second quarter, consistent with the prior year, despite a significant decrease in refinance transactions because of higher interest rates. This decrease was primarily offset by higher profit per transaction in our title operations.
"Our Multifamily business generated $6.5 million of earnings in the second quarter of 2017, driven by the sale of an apartment property by one of its joint ventures under its merchant build program. With its geographically diversified pipeline of multifamily product and increased activity in our Lennar Multifamily Venture, this segment continues to grow while capitalizing on future development opportunities.
"Our Rialto business generated $6.2 million of earnings in the second quarter of 2017. During the quarter, our investment management platform performed well, while our mortgage finance business continued its consistent program of producing strong results.
"Finally, FivePoint completed its initial public offering in May 2017, of which we now own approximately 40%. As a now public company with quarterly filings, Lennar shareholders will have greater transparency into FivePoint, which will provide an even better understanding of our strategic investment.
Mr. Miller concluded, "With a strong balance sheet, a solid backlog and carefully-crafted strategies in our core and ancillary businesses, we are well positioned to continue our strong performance for 2017."

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RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2017 COMPARED TO
THREE MONTHS ENDED MAY 31, 2016
As previously announced on February 10, 2017, Lennar Corporation completed its acquisition of WCI Communities, Inc. ("WCI"). Prior year information includes only stand-alone data for Lennar Corporation for the three months ended May 31, 2016.
Lennar Homebuilding
Revenues from home sales increased 18% in the second quarter of 2017 to $2.9 billion from $2.4 billion in the second quarter of 2016. Revenues were higher primarily due to a 15% increase in the number of home deliveries, excluding unconsolidated entities, and a 3% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 7,687 homes in the second quarter of 2017 from 6,711 homes in the second quarter of 2016. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered was $374,000 in the second quarter of 2017, compared to $362,000 in the second quarter of 2016. Sales incentives offered to homebuyers were $22,700 per home delivered in the second quarter of 2017, or 5.7% as a percentage of home sales revenue, compared to $21,800 per home delivered in the second quarter of 2016, or 5.7% as a percentage of home sales revenue, and $22,700 per home delivered in the first quarter of 2017, or 5.9% as a percentage of home sales revenue.
Gross margins on home sales were $616.9 million, or 21.5%, in the second quarter of 2017, compared to $561.5 million, or 23.1%, in the second quarter of 2016. Gross margin percentage on home sales decreased compared to the second quarter of 2016 primarily due to an increase in construction and land costs per home.
Selling, general and administrative expenses were $268.4 million in the second quarter of 2017, compared to $224.8 million in the second quarter of 2016. As a percentage of revenues from home sales, selling, general and administrative expenses were 9.3% in the second quarter of 2017, consistent with the second quarter of 2016. WCI transaction-related expenses had a negative 20 basis point impact to selling, general and administrative expenses as a percentage of revenues from home sales in the second quarter of 2017.
Lennar Homebuilding equity in loss from unconsolidated entities was $21.5 million in the second quarter of 2017, compared to $9.6 million in the second quarter of 2016. In the second quarter of 2017, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of net operating losses from its unconsolidated entities. The operating losses from the Company's unconsolidated entities were primarily driven by general and administrative expenses, as there were no significant land sale transactions during the second quarter of 2017. In the second quarter of 2016, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of costs associated with the FivePoint combination. This was partially offset by $6.7 million of equity in earnings from one of the Company's unconsolidated entities primarily due to sales of homesites to third parties.

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Lennar Homebuilding other income, net, was $3.8 million in the second quarter of 2017, compared to $13.7 million in the second quarter of 2016. Other income, net, in the second quarter of 2016 was primarily related to a profit participation received by one of Lennar Homebuilding's consolidated joint ventures.
Lennar Homebuilding interest expense was $71.9 million in the second quarter of 2017 ($69.9 million was included in costs of homes sold, $0.7 million in costs of land sold and $1.3 million in other income, net), compared to $63.9 million in the second quarter of 2016 ($62.1 million was included in costs of homes sold, $0.6 million in costs of land sold and $1.2 million in other income, net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $43.7 million in the second quarter of 2017, compared to $44.1 million in the second quarter of 2016. Operating earnings were impacted by a significant decrease in refinance transactions, offset by higher profit per transaction in the segment's title operations.
Rialto
Operating earnings for the Rialto segment were $6.2 million in the second quarter of 2017 (which included a $6.5 million operating loss and an add back of $12.6 million of net loss attributable to noncontrolling interests). Operating loss in the second quarter of 2016 was $13.8 million (which included an $18.1 million operating loss and an add back of $4.3 million of net loss attributable to noncontrolling interests). The increase in operating earnings is primarily due to an increase in incentive income related to carried interest distributions from the Rialto real estate funds, partially offset by an increase in general and administrative expenses and real estate owned impairments. In addition, the second quarter of 2016 included a $16.0 million write-off of uncollectible receivables related to a hospital, which was acquired through the resolution of one of Rialto's loans from a 2010 portfolio.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $6.5 million in the second quarter of 2017, primarily due to the segment's $11.4 million share of a gain as a result of the sale of an operating property by one of Lennar Multifamily's unconsolidated entities, partially offset by general and administrative expenses. In the second quarter of 2016, the Lennar Multifamily segment had operating earnings of $14.9 million primarily due to the segment's $15.4 million share of a gain as a result of the sale of an operating property by one of its unconsolidated entities and a gain of $5.2 million on a third-party land sale.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $66.8 million, or 2.0% as a percentage of total revenues, in the second quarter of 2017, compared to $55.8 million, or 2.0% as a percentage of total revenues, in the second quarter of 2016.

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Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($12.9) million and $5.6 million in the second quarter of 2017 and 2016, respectively. Net loss attributable to noncontrolling interests during the second quarter of 2017 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net earnings attributable to noncontrolling interests in the second quarter of 2016 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

RESULTS OF OPERATIONS
SIX MONTHS ENDED MAY 31, 2017 COMPARED TO
SIX MONTHS ENDED MAY 31, 2016
As previously announced on February 10, 2017, Lennar Corporation completed its acquisition of WCI. The results of operations include activity related to WCI from February 10, 2017 to May 31, 2017. Prior year information includes only stand-alone data for Lennar Corporation for the six months ended May 31, 2016.
Lennar Homebuilding
Revenues from home sales increased 16% in the six months ended May 31, 2017 to $4.9 billion from $4.2 billion in the six months ended May 31, 2016. Revenues were higher primarily due to a 14% increase in the number of home deliveries, excluding unconsolidated entities, and a 2% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 13,120 homes in the six months ended May 31, 2017 from 11,517 homes in the six months ended May 31, 2016. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered was $370,000 in the six months ended May 31, 2017, compared to $363,000 in the six months ended May 31, 2016. Sales incentives offered to homebuyers were $22,700 per home delivered in the six months ended May 31, 2017, or 5.8% as a percentage of home sales revenue, compared to $21,700 per home delivered in the six months ended May 31, 2016, or 5.6% as a percentage of home sales revenue.
Gross margins on home sales were $1.0 billion, or 21.3%, in the six months ended May 31, 2017, compared to $960.5 million, or 23.0%, in the six months ended May 31, 2016. Gross margin percentage on home sales decreased compared to the six months ended May 31, 2016 primarily due to an increase in construction and land costs per home. Gross profits on land sales were $3.7 million in the six months ended May 31, 2017, compared to $11.0 million in the six months ended May 31, 2016.
Selling, general and administrative expenses were $472.4 million in the six months ended May 31, 2017, compared to $414.6 million in the six months ended May 31, 2016. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.7% in the six months ended May 31, 2017, from 9.9% in the six months ended May 31, 2016, due to improved operating leverage as a result of an increase in home deliveries. In addition,

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WCI transaction-related expenses had a negative 30 basis point impact to selling, general and administrative expenses as a percentage of revenues from home sales in the six months ended May 31, 2017.
Lennar Homebuilding equity in loss from unconsolidated entities was $33.0 million in the six months ended May 31, 2017, compared to $6.6 million in the six months ended May 31, 2016. In the six months ended May 31, 2017, Lennar Homebuilding equity in loss from unconsolidated entities was attributable to the Company's share of net operating losses from its unconsolidated entities, which was primarily driven by general and administrative expenses, as there were no significant land sale transactions during the six months ended May 31, 2017. In the six months ended May 31, 2016, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of costs associated with the FivePoint combination. This was partially offset by $12.7 million of equity in earnings from one of the Company's unconsolidated entities primarily due to sales of homesites to third parties.
Lennar Homebuilding other income, net, was $9.6 million in the six months ended May 31, 2017, compared to $13.1 million in the six months ended May 31, 2016. In the six months ended May 31, 2016, other income, net, included a profit participation received by one of Lennar Homebuilding's consolidated joint ventures.
Lennar Homebuilding loss due to litigation of $140 million was related to an accrual recorded in the six months ended May 31, 2017, which represented the high end of the range of expected liability associated with litigation regarding a contract the Company entered into in 2005 to purchase property in Maryland.
Lennar Homebuilding interest expense was $124.3 million in the six months ended May 31, 2017 ($118.6 million was included in costs of homes sold, $3.1 million in costs of land sold and $2.5 million in other income, net), compared to $109.1 million in the six months ended May 31, 2016 ($105.4 million was included in costs of homes sold, $1.3 million in costs of land sold and $2.4 million in other income, net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $64.4 million in the six months ended May 31, 2017, compared to $59.0 million in the six months ended May 31, 2016. The increase in profitability was primarily due to increased profitability in the segment's title operations, partially offset by a decrease in refinance transactions.
Rialto
Operating earnings for the Rialto segment were $18.2 million in the six months ended May 31, 2017 (which included a $7.3 million operating loss and an add back of $25.5 million of net loss attributable to noncontrolling interests). Operating loss for the six months ended May 31, 2016 was $11.8 million (which included a $16.5 million operating loss and an add back of $4.6 million of net loss attributable to noncontrolling interests). The increase in operating earnings is primarily related to an increase in Rialto Mortgage Finance earnings as a result of higher securitization margins as well as an increase in incentive income related to carried interest distributions from the Rialto real estate funds. This was partially offset by an increase in loan impairments, real estate owned impairments and

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general and administrative expenses. In addition, the six months ended May 31, 2016 included a $16.0 million write-off of uncollectible receivables related to the hospital.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $25.7 million in the six months ended May 31, 2017, primarily due to the segment's $37.4 million share of gains as a result of the sale of three operating properties by Lennar Multifamily's unconsolidated entities, partially offset by general and administrative expenses. In the six months ended May 31, 2016, the Lennar Multifamily segment had operating earnings of $27.1 million primarily due to the segment's $35.8 million share of gains as a result of the sale of two operating properties by its unconsolidated entities and a gain of $5.2 million on a third-party land sale.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $127.5 million, or 2.3% as a percentage of total revenues, in the six months ended May 31, 2017, compared to $103.5 million, or 2.2% as a percentage of total revenues, in the six months ended May 31, 2016.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($21.3) million and $6.9 million in the six months ended May 31, 2017 and 2016, respectively. Net loss attributable to noncontrolling interests during the six months ended May 31, 2017 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by net earnings related to the Lennar Homebuilding consolidated joint ventures. Net earnings attributable to noncontrolling interests in the six months ended May 31, 2016 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.
OTHER TRANSACTIONS
Credit Facility
In May 2017, the Company amended the credit agreement governing its unsecured revolving credit facility (the "Credit Facility") to increase the maximum borrowings from $1.8 billion to $2.0 billion and extend the maturity on $1.4 billion of the Credit Facility from June 2020 to June 2022. The $2.0 billion includes a $403 million accordion feature, subject to additional commitments.
Debt Transactions
In April 2017, the Company issued $650 million aggregate principal amount of 4.50% senior notes due 2024. The Company used a portion of the net proceeds of this offering for the retirement of its 12.25% senior notes due 2017 for 100% of the $400 million outstanding principal amount, plus accrued and unpaid interest. The Company intends to use the balance of the net proceeds together with cash on hand for general corporate purposes, which may include the redemption of its 6.875% senior notes due 2021.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief regarding the growth of the Multifamily segment, our belief that we are well positioned to continue our strong performance in 2017, our belief regarding the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our inability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; the possibility of a slowdown in the real estate markets across the nation, including a slowdown in the market for single family homes or the multifamily rental market; unfavorable losses in legal proceedings; our inability to maximize returns on the assets that we acquired in the WCI acquisition; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; the inability of the Rialto segment to profit from the investments it makes; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; reduced availability of mortgage financing or increased interest rates; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2016. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, June 20, 2017. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-998-1675 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2017	2016	2017	2016
Revenues:
Lennar Homebuilding	$2,885,741	2,450,885	4,904,435	4,237,366
Lennar Financial Services	208,363	175,940	356,406	299,896
Rialto	67,988	44,838	149,994	88,549
Lennar Multifamily	99,800	74,152	188,485	113,668
Total revenues	$3,261,892	2,745,815	5,599,320	4,739,479

Lennar Homebuilding operating earnings	$332,580	342,696	403,918	563,334
Lennar Financial Services operating earnings	43,727	44,088	64,391	59,019
Rialto operating loss	(6,462)	(18,086)	(7,305)	(16,476)
Lennar Multifamily operating earnings	6,529	14,943	25,712	27,125
Corporate general and administrative expenses	(66,774)	(55,802)	(127,473)	(103,470)
Earnings before income taxes	309,600	327,839	359,243	529,532
Provision for income taxes	(108,892)	(103,801)	(128,861)	(160,042)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	200,708	224,038	230,382	369,490
Less: Net earnings (loss) attributable to noncontrolling interests	(12,937)	5,569	(21,343)	6,941
Net earnings attributable to Lennar	$213,645	218,469	251,725	362,549

Average shares outstanding:
Basic	232,217	213,601	232,206	211,947
Diluted	232,219	229,917	232,207	229,417

Earnings per share:
Basic	$0.91	1.01	1.07	1.69
Diluted (1)	$0.91	0.95	1.07	1.58

Supplemental information:
Interest incurred (2)	$79,222	71,857	148,913	143,447

EBIT (3):
Net earnings attributable to Lennar	$213,645	218,469	251,725	362,549
Provision for income taxes	108,892	103,801	128,861	160,042
Interest expense	71,916	63,866	124,277	109,090
EBIT	$394,453	386,136	504,863	631,681

(1)
For the three and six months ended May 31, 2016, diluted earnings per share includes an add back of interest of $1.9 million and $3.9 million, respectively, related to the Company's 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2017	2016	2017	2016
Lennar Homebuilding revenues:
Sales of homes	$2,870,352	2,429,568	4,854,140	4,184,259
Sales of land	15,389	21,317	50,295	53,107
Total revenues	2,885,741	2,450,885	4,904,435	4,237,366

Lennar Homebuilding costs and expenses:
Costs of homes sold	2,253,477	1,868,045	3,818,100	3,223,790
Costs of land sold	13,651	19,468	46,575	42,080
Selling, general and administrative	268,355	224,775	472,369	414,623
Total costs and expenses	2,535,483	2,112,288	4,337,044	3,680,493
Lennar Homebuilding operating margins	350,258	338,597	567,391	556,873
Lennar Homebuilding equity in loss from unconsolidated entities	(21,506)	(9,633)	(33,040)	(6,633)
Lennar Homebuilding other income, net	3,828	13,732	9,567	13,094
Lennar Homebuilding loss due to litigation	—	—	(140,000)	—
Lennar Homebuilding operating earnings	$332,580	342,696	403,918	563,334

Lennar Financial Services revenues	$208,363	175,940	356,406	299,896
Lennar Financial Services costs and expenses	164,636	131,852	292,015	240,877
Lennar Financial Services operating earnings	$43,727	44,088	64,391	59,019

Rialto revenues	$67,988	44,838	149,994	88,549
Rialto costs and expenses	59,076	50,203	125,989	93,110
Rialto equity in earnings from unconsolidated entities	5,730	6,864	6,452	8,361
Rialto other expense, net	(21,104)	(19,585)	(37,762)	(20,276)
Rialto operating loss	$(6,462)	(18,086)	(7,305)	(16,476)

Lennar Multifamily revenues	$99,800	74,152	188,485	113,668
Lennar Multifamily costs and expenses	102,698	73,217	195,347	120,237
Lennar Multifamily equity in earnings from unconsolidated entities	9,427	14,008	32,574	33,694
Lennar Multifamily operating earnings	$6,529	14,943	25,712	27,125

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)

	For the Three Months Ended May 31,
	2017	2016	2017	2016	2017	2016
Deliveries:	Homes		Dollar Value		Average Sales Price
East	3,621	3,032	$1,194,677	953,671	$330,000	315,000
Central	2,008	1,830	672,182	591,356	335,000	323,000
West	1,570	1,503	780,995	727,384	497,000	484,000
Other	511	359	237,198	166,832	464,000	465,000
Total	7,710	6,724	$2,885,052	2,439,243	$374,000	363,000
Of the total homes delivered listed above, 23 homes with a dollar value of $14.7 million and an average sales price of $639,000 represent home deliveries from unconsolidated entities for the six months ended May 31, 2017, compared to 13 home deliveries with a dollar value of $9.7 million and an average sales price of $744,000 for the six months ended May 31, 2016.

New Orders:	Homes		Dollar Value		Average Sales Price
East	4,271	3,568	$1,388,165	1,109,894	$325,000	311,000
Central	2,077	2,140	703,300	716,028	339,000	335,000
West	2,035	1,781	1,025,456	834,569	504,000	469,000
Other	515	473	248,841	221,393	483,000	468,000
Total	8,898	7,962	$3,365,762	2,881,884	$378,000	362,000
Of the total new orders listed above, 16 homes with a dollar value of $11.2 million and an average sales price of $698,000 represent new orders from unconsolidated entities for the six months ended May 31, 2017, compared to nine new orders with a dollar value of $5.4 million and an average sales price of $597,000 for the six months ended May 31, 2016.

	For the Six Months Ended May 31,
	2017	2016	2017	2016	2017	2016
Deliveries:	Homes		Dollar Value		Average Sales Price
East	6,091	5,096	$1,962,137	1,601,426	$322,000	314,000
Central	3,447	3,111	1,160,923	991,793	337,000	319,000
West	2,724	2,671	1,341,748	1,286,918	493,000	482,000
Other	901	678	416,137	327,870	462,000	484,000
Total	13,163	11,556	$4,880,945	4,208,007	$371,000	364,000
Of the total homes delivered listed above, 43 homes with a dollar value of $26.8 million and an average sales price of $623,000 represent home deliveries from unconsolidated entities for the six months ended May 31, 2017, compared to 39 home deliveries with a dollar value of $23.7 million and an average sales price of $609,000 for the six months ended May 31, 2016.

New Orders:	Homes		Dollar Value		Average Sales Price
East	7,215	6,096	$2,322,953	1,907,942	$322,000	313,000
Central	3,697	3,770	1,248,166	1,246,198	338,000	331,000
West	3,585	3,071	1,814,070	1,458,418	506,000	475,000
Other	884	819	420,985	377,195	476,000	461,000
Total	15,381	13,756	$5,806,174	4,989,753	$377,000	363,000
Of the total new orders listed above, 21 homes with a dollar value of $15.4 million and an average sales price of $734,000 represent new orders from unconsolidated entities for the six months ended May 31, 2017, compared to 24 new orders with a dollar value of $14.1 million and an average sales price of $588,000 for the six months ended May 31, 2016.

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	May 31,
	2017	2016	2017	2016	2017	2016
Backlog:	Homes		Dollar Value		Average Sales Price
East (1)	4,727	3,963	$1,612,757	1,287,728	$341,000	325,000
Central	2,571	2,727	908,712	940,070	353,000	345,000
West	2,391	1,754	1,220,758	843,871	511,000	481,000
Other (2)	512	570	260,696	264,101	509,000	463,000
Total	10,201	9,014	$4,002,923	3,335,770	$392,000	370,000
Of the total homes in backlog listed above, eight homes with a backlog dollar value of $4.6 million and an average sales price of $574,000 represent the backlog from unconsolidated entities at May 31, 2017, compared to 74 homes with a backlog dollar value of $52.8 million and an average sales price of $713,000 at May 31, 2016.

(1)
During the six months ended May 31, 2017, the Company acquired 360 homes in backlog related to the WCI acquisition. During the six months ended May 31, 2016, the Company acquired 111 homes in backlog from other homebuilders.

(2)	During the six months ended May 31, 2016, the Company acquired 57 homes in backlog.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas
West: California and Nevada
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31,	November 30,	May 31,
	2017	2016	2016
Lennar Homebuilding debt	$5,767,689	4,575,977	5,316,235
Stockholders' equity	7,322,571	7,026,042	6,118,366
Total capital	$13,090,260	11,602,019	11,434,601
Lennar Homebuilding debt to total capital	44.1%	39.4%	46.5%

Lennar Homebuilding debt	$5,767,689	4,575,977	5,316,235
Less: Lennar Homebuilding cash and cash equivalents	747,652	1,050,138	601,192
Net Lennar Homebuilding debt	$5,020,037	3,525,839	4,715,043
Net Lennar Homebuilding debt to total capital (1)	40.7%	33.4%	43.5%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.